Exhibit 10.7

AGREEMENT FOR SETTLEMENT OF CLAIMS AND ENTRY OF JUDGMENT

            This Settlement Agreement is made by and between Toshiba America Information Systems, Inc., a California corporation (“Plaintiff”) and IPtimize, Inc., a Minnesota corporation and IPtimize Operations, Inc., a Minnesota corporation (collectively “Defendants”), all of whom shall be at times herein collectively referred to as “the Settling Parties.”

RECITALS

A.        Defendant IPtimize, Inc. executed a promissory note (“Note 2”) on December 16, 2005, whereby it agreed to pay a principal amount of $129,888.25 and an interest amount of $10,669.46, for a total payment of $140,557.71, in monthly installment payments in amounts set forth in Note 2. A copy of Note 2 is attached hereto as Exhibit A.

B.        Defendant IPtimize, Inc. repeatedly failed to make payments when due under Note 2. Currently, not including pre-judgment interest and attorneys’ fees and costs, the amount of $118,557.71 is due and owing under Note 2.

C.        On December 13, 2006, Plaintiff filed an action against Defendants in the District Court, County of Denver, State of Colorado, entitled Toshiba America Information Systems, Inc. v. IPtimize, Inc. and IPtimize Operations, Inc., Case No. 06CV12797 (“The Civil Action”). In the Civil Action, Plaintiff alleged that Defendant IPtimize, Inc. breached Note 2 and that Defendant IPtimize Operations, Inc., was jointly and severally liable under the promissory note as an alter-ego to Defendant IPtimize, Inc.

D.        The Settling Parties have agreed that Defendants will execute a stipulation to entry of judgment against them and in favor of Plaintiff for the full relief requested by Plaintiff in the Civil Action. The Settling Parties have further agreed that Plaintiff will not enforce this judgment unless Defendants fail to make the settlement payments as set forth below.

AGREEMENT

            In consideration of the foregoing recitals and the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the settling parties hereby contract, covenant and agree as follows:

            1.          Payment. Defendants agree to pay Plaintiff an initial payment of fifteen thousand dollars ($15,000) on July 10, 2007. Thereafter, Defendants agree to pay Plaintiff equal monthly payments of five thousand dollars ($5,000) plus ten percent interest (for a total of five thousand two hundred seventy-four dollars and ninety-five cents ($5,274.95) per month) commencing on August 10, 2007 for twelve consecutive months. Payments are due on the tenth day of the month. The payment schedule is set forth hereafter as Exhibit B. All payments required by this Paragraph shall be made by either (i) cashiers check or certified check payable to Toshiba America Information Systems, Inc. and sent to Toshiba America Information Systems, Inc., 9740 Irvine Blvd., Irvine, CA 92618, Attn: Jeff Stavro, Director of Credit, or (ii) by wire transfer, per wiring instructions Plaintiff shall provide to Defendants.

            2.          Stipulation to Entry of Judgment. Defendants agree to sign and execute a Stipulation to Entry of Judgment (the “Stipulation”) in the Civil Action for Plaintiff’s full claimed damages in The Civil Action, including attorneys’ fees, costs, and interest, in the form attached as Exhibit C. Plaintiff is authorized to file the Stipulation in the Civil Action upon execution of this Settlement Agreement by Defendants.

            3.          Enforcement of Judgment. Plaintiff agrees and covenants that it will not enforce the Stipulation unless and until Defendants breach the terms of this Agreement set forth in Paragraph 1 above, and after ten (10) days written notice from Plaintiff to Defendants that a breach has occurred. Written notice shall be sent to Richard G. Olona, Esq., Olona & Associates, PC, 7472 South Shaffer Lane, Suite 130, Littleton, CO 80127. If the breach is cured by Defendants within ten (10) days of receiving the written notice, Plaintiff shall not enforce the Stipulation.

            4.          Satisfaction of Judgment. If Defendants fully perform as set forth in Paragraph 1 above, within ten (10) days of the date of final payment as set forth in Exhibit B, Plaintiff shall file a satisfaction a judgment with the Court, based upon Exhibit D, attached hereto.

            5.          Release. Subject to the other terms, provisions, and conditions of this Agreement, Defendants, for themselves and their past, present and future agents, successors, heirs, representatives and assigns, hereby release and forever discharges Plaintiff and all of its affiliated and related companies and corporations and its past, present and future officers, directors, stockholders, affiliates, partners, agents, servants, representatives, attorneys, employees, predecessors, successors, subrogees, assigns and insurers of and from any and all liability, rights, claims, demands, damages, costs, expenses, actions, causes of action, suits of liability and controversies of every kind and description whatsoever on account of and in any manner arising out of Note 2 and all other prior agreements between the parties, as well as any other claims asserted or which could have been asserted by any of the Settling Parties in the Civil Action, whether known or unknown, accrued or unaccrued. Subject to the other terms, provisions, and conditions of this Agreement, Plaintiff, for itself and its past, present and future agents, successors, heirs, representatives and assigns, hereby release and forever discharges Defendants and all of their affiliated and related companies and corporations and their past, present and future officers, directors, stockholders, affiliates, partners, agents, servants, representatives, attorneys, employees, predecessors, successors, subrogees, assigns and insurers of and from any and all liability, rights, claims, demands, damages, costs, expenses, actions, causes of action, suits of liability and controversies of every kind and description whatsoever on account of and in any manner arising out of Note 2.

            6.          Remedies. Nothing set forth in this Agreement shall be construed to prohibit or limit the Parties’ rights to seek full relief for any claims between the Parties as they exist after the date of this Agreement.

            7.          Authority to Execute. Each Party signing this Agreement represents and warrants that such signatory has the full and complete power, authority and capacity to execute and deliver this Agreement, that all formalities necessary to authorize execution of this Agreement so as to bind the corporation have been undertaken.

            8.          Successors and Assigns. This Agreement is binding upon and will inure to the benefit of each of the Parties hereto as well as each Party’s representatives, agents, officers, directors, employees, heirs, devisees, legal representatives, successors, assigns and affiliates.

            9.          Warranties. Except as expressly set forth in this Settlement Agreement, the Settling Parties have not made and do not make any other representations, warranties, statements, promises or agreements to each other. Each of the Settling Parties has been represented by their attorneys during the negotiation, execution, and delivery of this Settlement Agreement.

            10.        Confidentiality. The Settling Parties, including their employees, consultants, directors, officers, and attorneys promise, covenant and agree to keep the terms of this settlement agreement confidential, except to the extent necessary in seeking services from professionals who receive information regarding this settlement agreement in confidence, such as the parties’ tax advisors and attorneys, and the Settling Parties may make statements required by law or court order.

            11.        Counterparts and Facsimile Signatures. This Agreement may be executed in counterparts, all of which will have full force and effect. Facsimile signatures will be considered as originals and part of the Agreement.

            12.        Choice of Law. This Settlement Agreement shall be governed by the substantive provisions of the laws of the State of Colorado.

            13.        Effective Date. The Agreement shall be effective and binding as of the date of the Parties’ signatures.

IPTIMIZE INC. AND IPTIMIZE OPERATIONS, INC.

Clinton J. Wilson President

STATE OF COLORADO	)
) ss.
COUNTY OF Arapahoe	)

            The foregoing instrument was acknowledged before me this 22 day of June, 2007 by Clinton J. Wilson.

Witness my hand and official seal.
My commission expires: Nov 9, 2009

Notary Public

TOSHIBA AMERICA INFORMATION SYSTEMS, INC.

By Jordan L. Lipp, Attorney-In-Fact for Toshiba America Information Systems, Inc.

STATE OF COLORADO	)
) ss.
COUNTY OF Denver	)

            The foregoing instrument was acknowledged before me this 23rd day of June, 2007, by Jordan L. Lipp, Attorney-In-Fact for Toshiba America Information Systems, Inc.

Witness my hand and official seal.

My commission expires: 04/02/09

Notary Public